Exhibit 10.1

July 20, 2004

VIA FACSIMILE (703) 918-4853

Mr. Dennis R. Casey
President & Chief Executive Officer
Remote Dynamics, Inc.
Suite 100, 1155 Kas Drive
Richardson, Texas 75081-1999

          RE:     Third Amended Binding Letter Agreement

Dear Mr. Casey:

          This Third Amended Binding Letter Agreement (this “Agreement”) sets forth the terms and conditions upon which HFS Minor Planet Funding LLC and other accredited investors represented by HFS (collectively referred to as “HFS”) shall provide convertible financing to Remote Dynamics, Inc., a Delaware corporation (“RDI”) as more specifically set for the below herein (the “Transaction”).

          This Agreement supersedes and replaces in its entirety the Second Amended Binding Letter Agreement previously executed on June 20, 2004 by and between Minorplanet Systems USA, Inc., now known as RDI and HFS (the “June Agreement”). Upon execution of this Agreement, the June Agreement shall be null and void.

          In consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Loan. At the Closing (as defined in Paragraph 6 below), HFS shall provide to RDI a loan in the minimum amount of $2,000,000.00 United States Dollars (the “Loan”). The Loan shall be evidenced by a convertible promissory note (“Note”) payable to the order of HFS on a date which is three (3) years subsequent to the Closing (such date being the “Maturity Date”). The Loan will bear interest at twelve percent (12%) per annum. In accordance with the Note, RDI shall pay to HFS thirty-six (36) monthly payments of accrued interest on the principal amount with the initial interest payment being due on a date which is thirty (30) days subsequent to the Closing and each additional interest payment being due thirty (30) days thereafter with the payment of all accrued but unpaid interest and principal being due on the Maturity Date.

a.	HFS shall deliver to RDI the $2,000,000.00 in immediately available funds in accordance with the terms and conditions of this Agreement and the Note on or before July 21, 2004.

b.	The proceeds of the Loan shall be used by RDI as determined by the Board of Directors of RDI in accordance with their fiduciary duties.

2.	Prepayment of Loan by RDI. Following the initial year of repayment of the Note, RDI reserves the right to prepay, by sending a written notice to HFS (the “Prepayment Notice”), prior to the Maturity Date, all or any part of the principal or accrued interest on this Note without premium or penalty, and interest shall immediately cease to accrue on any principal amount so paid. Within fifteen (15) days of HFS’s receipt of a Prepayment Notice, HFS, may in its sole discretion, demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of Common Stock, based upon a fixed conversion price of $3.62 per share discounted by fifteen percent (15%), of RDI, par value $.01 per share

Mr. Dennis R. Casey
President & Chief Executive Officer
Remote Dynamics, Inc.
July 20, 2004

(the “Common Stock”), with an aggregate value which equals the amount of accrued interest and principal being repaid with such number of shares to be calculated as specified below herein.

3.	Conversion to Common Stock at HFS Option. HFS, may in its sole discretion, at any time prior to the Maturity Date, demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of Common Stock, based upon a fixed conversion price of $3.62 per share of Common Stock discounted by twenty percent (20%) if converted in year 1 of the repayment of the Note or a fixed conversion price of $3.62 per share of Common Stock discounted by fifteen percent (15%) if converted subsequent to year 1 of the repayment of the Note, with an aggregate value which equals the amount of accrued interest and principal being repaid.

4.	Commissions. RDI shall pay to HFS or its designee a commission in an amount equal to four percent (4%) of the principal amount of the Note due upon RDI’s receipt of the proceeds of the Loan following Closing.

5.	Designation of Board Director. At Closing of the Loan, subject to the approval of the United States Bankruptcy Court, RDI’s board of directors shall execute any documents or instruments or pass any corporate resolutions necessary to appoint to the board of directors of RDI one additional director designated by HFS (“Additional Designee”) unless such appointment would cause RDI to violate the independent director requirements, based on the written advice of legal counsel, as set forth in the rules and regulations of the Nasdaq Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “SOX”) and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the SOX. This Additional Designee shall serve on the RDI Board until the Note is repaid in cash or repaid by conversion to Common Stock.

6.	Closing. The closing of the Transactions (the “Closing”) shall occur at the offices of RDI, 1155 Kas Drive, Suite 100, Richardson, Texas, 75081, on July 21, 2004 or as soon as practicable after each of the conditions to Closing set forth in Paragraphs 7 and 8 hereof are satisfied or waived in writing (and in no event later than three (3) days thereafter), or at such other place upon which RDI and HFS may mutually agree in writing.

7.	HFS Conditions to Closing. The performance of the obligations of HFS hereunder, including, without limitation, the obligation to make the Loan to RDI, is subject to the fulfillment at or prior to the Closing of each of the following conditions (all or any of which conditions may be waived in whole or in part by HFS):

a.	RDI shall have performed and complied in all material respects with all terms, covenants, agreements, undertakings, acts, conditions and obligations required by this Agreement to be performed or complied with by RDI prior to or at the Closing.

8.	RDI Conditions to Closing. The performance of the obligations of RDI hereunder is subject to the fulfillment at or prior to the Closing of each of the following conditions (all or any of which conditions may be waived in whole or in part by RDI):

a.	HFS shall have each performed and complied in all material respects with all terms, covenants, agreements, undertakings, acts, conditions and obligations required by this Agreement to be performed or complied with by HFS prior to or at the Closing.

9.	Representations of RDI.

a.	RDI has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations

Mr. Dennis R. Casey
President & Chief Executive Officer
Remote Dynamics, Inc.
July 20, 2004

hereunder and thereunder, subject to the approval of the United States Bankruptcy Court. This Agreement has been duly executed and delivered by RDI and constitutes the valid and binding agreements of RDI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

b.	The execution, delivery and performance of this Agreement by RDI and each of the other documents and instruments required to be entered into pursuant to this Agreement by RDI: (a) will not violate or conflict with any provision of the organizational documents of RDI including, but not limited to, its Certificate of Incorporation or Bylaws of RDI, each as amended then to date (b) subject to the approval of the United States Bankruptcy Court, will not conflict with or constitute a violation by RDI of any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to RDI the enforcement of which would have a material adverse effect on RDI or on RDI’s ability to perform its obligations hereunder or the ability of RDI to consummate the Transactions, and (c) will not, either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with, constitute grounds for termination of, or accelerate the performance required by, or result in a breach or default of the terms, conditions or provisions of, or constitute a default under any contract, agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, commitment, waiver, exemption, order, obligation, lease, sublease, undertaking, agreement, offer or other instrument, which violation, conflict, termination, acceleration, breach or default would, individually or in the aggregate, have a material adverse effect on RDI or on the ability of RDI to perform its obligations hereunder or the ability of RDI to consummate the Transaction. Other than the approval of the United States Bankruptcy Court, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to RDI in connection with the execution and delivery of this Agreement.

c.	RDI has filed all reports, schedules, forms, statements and other documents required to be filed by RDI with the Securities and Exchange Commission (the “SEC”) since January 14, 2004 through the date of this Agreement, including all exhibits thereto (“SEC Reports”). All of the SEC Reports have been filed using the SEC’s Electronic Data Gathering and Retrieval System. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained, and none of RDI’s subsequent filings (“Subsequent Filings”) made after the date of this Agreement amending or superseding any SEC Reports and any reports, schedules, forms, statements, proxy statements or other documents (including in each case, exhibits, schedules, amendments or supplements thereto and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

d.	Each of the financial statements (including the related notes) included in the SEC Reports and the Subsequent Filings presents or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations of RDI as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and except that the unaudited financial statements need not contain footnotes. Since August 31, 2003, there has been no material change in RDI’s accounting methods or principles except as described in the notes to the consolidated financial statements of RDI contained in the SEC

Mr. Dennis R. Casey
President & Chief Executive Officer
Remote Dynamics, Inc.
July 20, 2004

Reports and Subsequent Filings. All of such SEC Reports and Subsequent Filings, as of their respective dates (and as of the date of any amendment to the respective SEC Reports), complied and will comply as to form in all material respects with the applicable requirements of the Securities and Exchange Act of 1934 as amended (the “Act”), and the rules and regulations promulgated thereunder.

10.	Representations of HFS. The following representations and warranties of HFS shall be true and correct as of the date of this Agreement and confirmed to be true and correct as of the Closing by delivery of an officer’s certificate stating that:

a.	HFS has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by HFS and constitutes the valid and binding agreements of HFS, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

b.	The execution, delivery and performance of this Agreement by HFS and each of the other documents and instruments required to be entered into pursuant to this Agreement by HFS: (a) will not violate or conflict with any provision of the organizational documents of HFS (b) will not conflict with or constitute a violation by HFS of any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to HFS the enforcement of which would have a material adverse effect on HFS or on HFS’s ability to perform its obligations hereunder or the ability of HFS to consummate the Transaction, and (c) will not, either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with, constitute grounds for termination of, or accelerate the performance required by, or result in a breach or default of the terms, conditions or provisions of, or constitute a default under any contract, agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, commitment, waiver, exemption, order, obligation, lease, sublease, undertaking, agreement, offer or other instrument, which violation, conflict, termination, acceleration, breach or default would, individually or in the aggregate, have a material adverse effect on HFS or on the ability of HFS to perform its obligations hereunder or the ability of HFS to consummate the Transaction. Other than the approval of the United States Bankruptcy Court, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to RDI in connection with the execution and delivery of this Agreement.

c.	HFS represents, warrants and acknowledges to RDI that: (i) it is an “accredited investor” as such term is defined under Rule 501 promulgated under the Securities Act, (ii) it will acquire the shares of Common Stock for its own account for the purpose of investment and not with a view toward resale or public distribution thereof, except in compliance with all applicable securities laws and regulations, whether foreign or domestic, (iii) the shares have not been registered under the Securities Act or applicable state or foreign securities laws, and that they must be held indefinitely unless the offer and sale thereof are subsequently registered under the Securities Act and other applicable securities laws, or an exemption from such registration is available, (iv) it has such knowledge and experience as to be capable of evaluating the merits and risks of the investment in RDI and it is aware of the speculative nature of and risks of loss associated with such investment, and (v) it is able to bear the economic risk of an investment in the shares and is able to afford a complete loss of such investment.

Mr. Dennis R. Casey
President & Chief Executive Officer
Remote Dynamics, Inc.
July 20, 2004

11.	Expenses. Each of RDI and HFS shall be responsible for paying their own expenses, including legal fees and costs incurred, in connection with the negotiation and execution of this Agreement and all the agreements, and documents contemplated hereby.

12.	Board Approval; Successors in Interest. This Agreement shall be legally binding upon and inure to the benefit of all of the parties hereto and their successors and permitted assigns (for which written consent of the other parties is required). RDI represents and warrants to HFS that this Agreement has been duly approved by its board of directors, and HFS represents and warrants to RDI that this Agreement has been duly approved by their board of directors.

13.	Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which when taken together shall be considered one and the same instrument, and this Agreement shall become effective when such counterparts have been signed by each of the parties hereto and delivered to the other parties. The parties hereto agree that signatures of the parties and their duly authorized officers may be exchanged by facsimile transmission, and that such signatures shall be binding to the same extent, and have the same force and effect, as the exchange of original written signatures. The originals of such signatures shall be sent to the other parties hereto by overnight courier.

Sincerely,

HFS Minor Planet Funding LLC

By: /s/ Stephen CuUnjieng

Stephen CuUnjieng

Title: President

Date: July 20, 2004

AGREED TO & ACCEPTED:

REMOTE DYNAMICS, INC.

By: /s/ Dennis R. Casey

Dennis R. Casey

Title: President & Chief Executive Officer

Date: July 20, 2004